UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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eBay Inc.

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eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 19, 2008

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Thursday, June 19, 2008, at 8:00 a.m. Central time at the Hyatt Regency Chicago, Grand Ballroom E & F, 151 East Wacker Drive, Chicago, Illinois 60601 for the following purposes:

1. To vote on the election of Fred D. Anderson, Edward W. Barnholt, Scott D. Cook, and John J. Donahoe as directors, to hold office until our 2011 Annual Meeting of Stockholders.

2. To approve our 2008 Equity Incentive Award Plan.

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 21, 2008 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California
April 28, 2008

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Telephone and Internet voting are available. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction form.

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2008 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2008 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on June 19, 2008. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The proxy statement and the accompanying form of proxy are being mailed on or about May 1, 2008 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. eBay’s 2007 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

• the election as directors of the four nominees named in this proxy statement to serve for a three-year term (Proposal 1);

• the approval of our 2008 Equity Incentive Award Plan (Proposal 2); and

• the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2008 (Proposal 3).

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares as follows:

“FOR” each of the four nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the approval of our 2008 Equity Incentive Award Plan (Proposal 2); and

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors (Proposal 3).

Q:	How many shares are entitled to vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 21, 2008, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 21, 2008, 1,316,287,308 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of April 21, 2008 and are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a stockbroker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

• Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also submit voting instructions on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

• Shares owned beneficially

If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or nominee. Your broker, bank, or nominee has enclosed a voting instruction form for you to use in directing the broker, bank, or nominee regarding how to vote your shares. Many brokers or banks also offer voting by Internet or telephone. Please refer to your voting instruction form for instructions on the voting methods offered by your broker or bank.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 21, 2008. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of April 21, 2008. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting on the Internet, by telephone, or by completing and mailing your proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) submitting a new proxy at a later date on the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve our 2008 Equity Incentive Award Plan. If you elect to abstain, the abstention will not have any effect on the approval of the 2008 Equity Incentive Award Plan. In tabulating the voting results for the approval of the 2008 Equity Incentive Award Plan, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. If you elect to abstain, the abstention will have the same effect as a vote “AGAINST.”

If you sign and return your proxy card or broker voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the election of directors and the ratification of the selection of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

The proposal to approve our 2008 Equity Incentive Award Plan requires the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of the 2008 Equity Incentive Award Plan must exceed the number of votes “AGAINST” the approval of the 2008 Equity Incentive Award Plan. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if the Corporate Governance and Nominating Committee or another committee of the Board determines to accept it after the director fails to receive the required majority vote. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the approval of our 2008 Equity Incentive Award Plan. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Q:	What does it mean if I receive more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and will publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of 2008.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. eBay estimates that it will pay D.F. King its customary fee, estimated to be approximately $9,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2009 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than December 29, 2008. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2009 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than February 19, 2009 and no later than March 21, 2009. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each nominee and proposal. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, on Form 8-K on January 16, 2008, and can be viewed by visiting our investor relations website at http://investor.ebay.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2007 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebay.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card?

A:	If you lose, misplace, or otherwise need to obtain a proxy card, and:

• you are a stockholder of record, contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

• you are the beneficial owner of shares held indirectly through a bank, broker, or similar institution, contact your account representative at that organization.

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman and Messrs. Donahoe and Dutta, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted corporate governance guidelines that, along with the charters of the principal Board committees and our Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our principal Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. Information contained on our website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below along with certain other of our governance practices.

Committee Responsibilities.  Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence.  Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Nasdaq rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling shareholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under Nasdaq rules and our corporate governance guidelines. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market: Mr. Anderson, Mr. Barnholt, Mr. Bourguignon, Mr. Cook, Mr. Ford, Mr. Kagle, Ms. Lepore, Mr. Moffett, Mr. Schlosberg, and Mr. Tierney. In making this assessment, the Board considered the transactions, relationships, and arrangements described under the heading “Certain Transactions with Directors and Officers” below. In addition, certain of our directors serve as members of the board of directors for the same company or have investments in venture funds where another director serves as a general partner. The Board was aware of these relationships when it made its determination.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Lead Independent Director.  Our Board has a designated lead independent director who chairs and may call formal closed sessions of the independent directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Tierney is currently the lead independent director and will serve as lead independent director until his two-year term expires at the Board meeting following our 2008 Annual Meeting of Stockholders. Mr. Barnholt has been appointed as the lead independent director for a two-year term beginning at the Board meeting following our 2008 Annual Meeting of Stockholders.

Stockholder Communication.  Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings.  Absent exigent circumstances, all directors are expected to attend the company’s annual meeting of stockholders. All of our directors at the time of our last annual meeting of stockholders, which was held in June 2007, attended such meeting.

Formal Closed Sessions.  At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation.  Board compensation is determined by the Compensation Committee. Since 2003, Board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. As of July 2007, the Compensation Committee increased fees payable for committee meetings and to our lead director and committee chairs and changed the annual equity component of Board compensation. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines.  In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our Chief Executive Officer, or CEO). The guidelines provide that the required ownership level for each executive officer is re-calculated whenever an executive officer changes pay grade, and as of January 1 of every third year. Until an executive officer achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executive officers and directors as of April 22, 2008 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors.  The Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain the Board’s or management’s consent to retain outside advisors.

Conflicts of Interest.  eBay expects its directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay regularly reviews its Code of Conduct to ensure that it provides clear guidance to its directors, executives, and employees.

Transparency.  eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.

Board Effectiveness and Director Performance Reviews.  It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning.  The Board recognizes the importance of effective executive leadership to eBay’s success, and meets to discuss executive succession planning at least annually. As part of this process, the Board reviews the capabilities of the company’s senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of the company’s executive staff, including the CEO. The Board was actively involved in the management succession announced in January 2008.

Auditor Independence.  eBay has taken a number of steps to ensure continued independence of its outside auditors. eBay’s independent auditors report directly to the Audit Committee, and eBay limits the use of its auditors for non-audit services. The fees for services provided by eBay’s auditors in 2007 and 2006 and eBay’s policy on pre-approval of non-audit services are described under Proposal 3 below.

Corporate Hotline.  eBay has established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matter of concern.

BOARD COMMITTEES AND MEETINGS

During 2007, our Board held 10 meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our Audit Committee consists of Mr. Anderson, Ms. Lepore, Mr. Moffett and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. Mr. Moffett became a member of the Audit Committee effective July 17, 2007. The Audit Committee held 12 meetings during 2007. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, eBay’s internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit, who meets with the committee regularly without other members of management present.

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that exceed specified thresholds, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to the company. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Compensation Committee

Our Compensation Committee consists of Messrs. Barnholt, Bourguignon, Ford, Kagle, and Tierney. Mr. Ford joined the committee on March 27, 2008. Mr. Barnholt is the chairman of the committee. The committee met 10 times during 2007. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation.  All members of the Compensation Committee during 2007 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of SEC Regulation S-K. During 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Lepore, Mr. Schlosberg, and Mr. Tierney. Mr. Ford served on the committee until March 27, 2008. Mr. Cook is the chairman of the committee. The committee met five times during 2007. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board of Directors, and makes recommendations to the Board of Directors on potential Board members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities, among other factors. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2009 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2008 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 22, 2008, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	178,145,408	13.5%
Margaret C. Whitman(3)	27,625,140	2.1
Robert H. Swan(4)	292,630	*
William C. Cobb(5)	1,344,175	*
John J. Donahoe(6)	1,039,037	*
Rajiv Dutta(7)	2,197,584	*
Fred D. Anderson(8)	57,562	*
Edward W. Barnholt(8)	26,687	*
Philippe Bourguignon(8)	117,562	*
Scott D. Cook(9)	634,568	*
William C. Ford, Jr.(10)	137,025	*
Robert C. Kagle(11)	3,833,648	*
Dawn G. Lepore(12)	437,562	*
David M. Moffett(13)	5,000	*
Richard T. Schlosberg, III(14)	57,562	*
Thomas J. Tierney(15)	105,562	*
All directors and executive officers as a group (19 persons)(16)	220,799,540	16.6

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 22, 2008 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,316,317,261 shares of common stock outstanding as of April 22, 2008.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 100,000 shares held by his spouse as to which he disclaims beneficial ownership, and 29,029,211 shares Mr. Omidyar has pledged as security. The address for Mr. Omidyar is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(3)	Ms. Whitman is a special advisor to the President and CEO, effective March 31, 2008. Includes 9,963,300 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99, 1,226,317 shares held by each of the Griffith R. Harsh, IV, TTEE, GRH March 2006 Two Year GRAT and the Margaret C. Whitman, TTEE, MCW March 2006 Two Year GRAT and 3,000,000 shares held by each of the Griffith R. Harsh, IV, TTEE, GRH March 2007 Two Year GRAT and the Margaret C. Whitman, TTEE, MCW March 2007 Two Year GRAT. In addition, includes 9,584 shares held by the Whitford Limited Partnership and 2,490,000 shares held by the Sheridan Investments Limited Partnership. The Managing General Partner for both is Griffith R. Harsh, IV, not individually but as trustee of the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99. Includes 2,743,125 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Ms. Whitman is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(4)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 274,873 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Swan is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(5)	Mr. Cobb is a Senior Vice President. Includes 1,305,937 shares Mr. Cobb has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Cobb is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Donahoe is our President and CEO. Includes 1,034,500 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Donahoe is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Dutta is our President, eBay Marketplaces. Includes 2,152,499 shares Mr. Dutta has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Dutta is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Includes, in the case of Mr. Anderson, 51,562 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008, in the case of Mr. Barnholt, 22,187 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008, and, in the case of Mr. Bourguignon, 111,562 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for each of Messrs. Anderson, Barnholt, and Bourguignon is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Includes 471,562 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Cook is c/o Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(10)	Includes (a) 25 shares held by Mr. Ford’s spouse as a custodian for the trust for his children and as to which Mr. Ford disclaims beneficial ownership and (b) 750 shares held in a trust for two of Mr. Ford’s children as to which Mr. Ford is trustee and as to which Mr. Ford disclaims beneficial ownership. Includes 11,250 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(11)	Includes 471,562 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Kagle is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(12)	Includes 417,562 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(13)	The address for Mr. Moffett is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(14)	Includes 51,562 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Schlosberg is 9901 IT-10 West, Suite 800, San Antonio, Texas 78230.

(15)	Includes 101,562 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of April 22, 2008. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(16)	Includes 13,490,536 shares subject to options exercisable within 60 days of April 22, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2007, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that the Form 5 involving a gift of shares held by Ms. Whitman’s children to a partnership where Ms. Whitman’s spouse serves as the managing general partner was filed late by Ms. Whitman.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing and approving potential conflict of interest situations under our Code of Conduct, and with reviewing and approving all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000 in any consecutive twelve-month period, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (i) fair to eBay and (ii) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

From time to time, we have entered into and may continue to enter into commercial arrangements with companies with which our directors or executive officers may have relationships (including as a director or executive officer of such other companies), but with respect to which our directors or executive officers do not have a material interest and, thus, are not required to be disclosed. These commercial arrangements are entered into in the ordinary course of business and on an arm’s-length basis.

In March 2007, we entered into a partnership with World of Good, a U.S.-based wholesaler of hand-crafted artisan goods, under which we developed a custom marketplace for the sale of those goods on our websites. Entities controlled by Mr. Omidyar, our founder and the Chairman of our Board, beneficially hold greater than a 10% equity interest in World of Good. Consistent with our corporate governance practices, the Audit Committee pre-approved this transaction. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties and did not present an improper conflict of interest. While we do not believe that Mr. Omidyar had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance.

In April 2007, we entered into an ordinary course engagement with Axiom Legal, Inc., a legal outsourcing firm that provides onsite counsel on a contract basis. Entities with which Mr. Kagle is affiliated hold greater than a 10% equity interest in Axiom Legal, Inc. and Mr. Kagle serves on its board of directors. Consistent with our corporate governance practices, the Audit Committee pre-approved this transaction, with the condition that we put an explicit cap on fees payable to Axiom Legal over any 12-month period to ensure that payments from us to Axiom Legal in any fiscal year do not constitute a material percentage of Axiom’s estimated revenues. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties and did not present an improper conflict of interest. While we do not believe that Mr. Kagle had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance.

In August 2007, PayPal entered into an ordinary course commercial transaction with drugstore.com involving the integration of PayPal Express Checkout onto the drugstore.com website, with discounted pricing and other terms consistent with the terms PayPal had offered other merchants in similar situations. Ms. Lepore, a member of our Board, is the CEO and Chairman of drugstore.com. Consistent with our corporate governance practices, the disinterested members of the Audit Committee pre-approved this transaction. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties, and did not present an improper conflict of interest. While we do not believe that Ms. Lepore had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance.

In December 2007, the Audit Committee reviewed a proposed investment by Messrs. Cobb and Dutta of approximately $50,000 to $100,000 apiece in a new start-up enterprise formed by a former executive of eBay, with the possibility of Mr. Dutta being offered a position as a member of the board of directors of the start-up. We previously invested $300,000 in the start-up’s initial round of financing and had entered into a license agreement with the start-up. Consistent with our corporate governance practices, the Audit Committee pre-approved the proposed investments by Messrs. Cobb and Dutta, and Mr. Dutta was subsequently appointed as a director of the start-up. We believe this transaction did not present an improper conflict of interest. While we do not believe that either Mr. Cobb or Mr. Dutta had a direct or indirect material interest in this transaction, and thus it is not required to be disclosed, we are disclosing its existence as a matter of good corporate governance.

Mr. Omidyar from time to time makes his personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our consolidated financial statements.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws, each as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. The first and second classes currently consist of five directors and the third class currently consists of four directors. The term of office for the first class expires at our upcoming Annual Meeting, the term of office for the second class expires at our 2009 Annual Meeting, and the term of office for the third class expires at our 2010 Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As disclosed in our Form 8-K filed with the SEC on March 27, 2008, Mr. Kagle, who is a member of the first class and whose term will expire at our upcoming Annual Meeting, has decided not to stand for re-election. Following the expiration of Mr. Kagle’s term, the size of the first class of directors will be reduced to four directors.

Our Board is presently composed of 14 members, 10 of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The four nominees standing for election at the Annual Meeting are from the class whose term of office expires at the Annual Meeting. These four nominees are all currently members of the Board of Directors, and, except for Mr. Donahoe, have been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2011 Annual Meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors; Director Resignation Policy.  Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the date that is at least 20 days prior to the date of the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our governance guidelines, our Board expects each incumbent director who is nominated for re-election to resign from the Board if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our governance guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “against” votes, whether the underlying cause or causes of the “against” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, and the director’s contributions to the company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. Each director nominee is currently serving on the Board and has submitted an irrevocable resignation of the type described above.

Set forth below is biographical information for each of the nominees as well as for each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2011 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 63, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple Inc., Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple Inc., including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of Move, Inc. and Palm, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. degree from the University of California, Los Angeles.

Edward W. Barnholt

Edward W. Barnholt, age 64, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves as the Non-Executive Chairman of the Board of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt holds a B.S and an M.S. degree in electrical engineering from Stanford University.

Scott D. Cook

Scott D. Cook, age 55, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

John J. Donahoe

John J. Donahoe, age 47, serves eBay as its President and CEO. He has served in that capacity since March 2008. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005,

Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2009 ANNUAL MEETING

Rajiv Dutta

Rajiv Dutta, age 46, serves eBay as President, eBay Marketplaces. He has served in that capacity and as a director of eBay since January 2008. From June 2006 to January 2008, Mr. Dutta served as President, PayPal. From October 2005 to June 2006, Mr. Dutta served as Skype’s President. From January 2001 to March 2006, Mr. Dutta served as eBay’s Senior Vice President and Chief Financial Officer. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. Prior to joining eBay, Mr. Dutta held positions at KLA-Tencor, a manufacturer of semiconductor equipment, and Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from Drucker School of Management.

William C. Ford, Jr.

William C. Ford, Jr., age 50, has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2001 and has served as Chairman of the Board of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and as a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc. and Chairman of the Board of Trustees of The Henry Ford. He is also a Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a M.S. degree in management from the Massachusetts Institute of Technology (MIT).

Dawn G. Lepore

Dawn G. Lepore, age 54, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore also serves on the board of directors of The New York Times Company. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

Pierre M. Omidyar, age 40, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September

1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Inc., and for other Macintosh-oriented software development companies. Mr. Omidyar is currently co-founder and chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He serves on the Board of Trustees of Tufts University, Omidyar-Tufts Microfinance Fund, the Santa Fe Institute and the Punahou School, and as a director of Meetup, Inc. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 64, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, BEA Systems, Inc., and is also a member of the USO World Board of Governors, a trustee of Pomona College and a founding Director of the U.S. Air Force Academy Endowment. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2010 ANNUAL MEETING

Philippe Bourguignon

Philippe Bourguignon, age 60, has served as a director of eBay since December 1999. Mr. Bourguignon has been Vice Chairman of Revolution Resorts, a division of Revolution LLC, a company focused on health, living, and resort investments and operations, since January 2006. From April 2004 to January 2006, Mr. Bourguignon served as Chairman of Aegis Media France, a media communications and market research company. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Méditerranée S.A., a resort operator. Prior to his appointment at Club Méditerranée S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A. since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate Development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

Thomas J. Tierney, age 54, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

David M. Moffett

David Moffett, age 56, has served as a director of eBay since July 2007. Mr. Moffett has more than 30 years of strategic finance and operational experience in banking and payment processing. He joined Star Banc Corporation in 1993 as CFO and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Prior to 1993, Mr. Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America and Security Pacific Corp. Mr. Moffett also serves on the board of directors of MBIA Inc., Building Materials

Holding Corporation (BMHC) and The E. W. Scripps Company. Mr. Moffett holds a B.S. degree in Economics from the University of Oklahoma and a Master’s degree from Southern Methodist University.

Margaret C. Whitman

Margaret C. Whitman, age 51, serves eBay as a special advisor to the President and Chief Executive Officer. From February 1998 to March 2008, Ms. Whitman served eBay as President and Chief Executive Officer. Ms. Whitman has served as a director of eBay since March 1998. Prior to joining eBay, Ms. Whitman held executive-level positions at Hasbro Inc., a toy company, FTD, Inc., a floral products company, The Stride Rite Corporation, a footwear company, The Walt Disney Company, an entertainment company, and Bain & Company, a consulting firm. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company and DreamWorks Animation SKG, Inc. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

PROPOSAL 2

APPROVAL OF OUR 2008 EQUITY INCENTIVE AWARD PLAN

We are asking you to approve the eBay Inc. 2008 Equity Incentive Award Plan. Our Board has adopted, subject to stockholder approval, the eBay Inc. 2008 Equity Incentive Award Plan, or the 2008 Plan, for members of our Board and employees and consultants of our company and its subsidiaries. The 2008 Plan will become effective if the 2008 Plan is approved by the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting of Stockholders. A “majority of votes cast” means that the number of votes “FOR” the approval of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the 2008 Plan.

INTRODUCTION

The purpose of the 2008 Plan is to promote the success and enhance the value of our company by linking the personal interests of the members of our Board, employees, and consultants to those of our stockholders and by providing such individuals with an incentive to work to generate superior returns to our stockholders. The 2008 Plan is also intended to provide us with flexibility in creating competitive plans to motivate, attract, and retain the services of members of our Board, employees, and consultants upon whose judgment, interest, and special effort our success is largely dependent.

We believe that to be successful, all of our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based, with 100% of our full-time employees eligible to receive equity awards as part of their compensation package. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields. Furthermore, we encourage stock ownership by our senior executives through the use of equity awards and stock ownership guidelines applicable to our executive officers.

As a result of various historical factors, we currently maintain multiple plans, each typically used to grant awards to different groups of employees. Over the next several years, we intend to reduce the number of plans we administer to two, one for stock options and the other for full-value equity grants, including restricted stock units, deferred stock units, and performance-based restricted stock units. A smoothly functioning equity award plan and program is vital to our daily operations and general compensation program. In addition, the 2008 Plan is designed to permit the grant of performance-based cash bonuses that comply with the requirements of Section 162(m) of the Code, so that in the future, we may be in a position to even further streamline the number of compensation plans we currently administer.

As explained in greater detail in the Compensation Discussion and Analysis section of this proxy statement, over time our equity grants have shifted from being made in the form of stock options to a mix of restricted stock units (which are performance-based in the case of the most senior group of management) and stock options for our most senior classes of employees and purely as restricted stock units for other employees. As a result of this shift, we have granted substantially all of the restricted stock units that can be granted under our existing plans. In order to continue to make grants in accordance with the compensation philosophy adopted by the Compensation Committee, our Compensation Committee and the Board have approved and are asking you to approve the 2008 Plan. This will ensure that we have sufficient shares authorized and available for grants of equity awards and the flexibility to create the most appropriate equity grant program possible. Some important factors and considerations related to the adoption of the 2008 Plan are:

•	In connection with the adoption of the 2008 Plan, the Board has authorized, contingent on stockholder approval of the 2008 Plan, the amendment of the eBay Inc. 2001 Equity Incentive Plan, or the 2001 Plan, and eBay Inc. 1999 Global Equity Incentive Plan, or the 1999 Global Plan, to reduce the number of shares reserved for issuance and, therefore, available for grant under those plans by approximately 16.5 million and 9.9 million shares of common stock, respectively, to help offset the dilutive impact created by the adoption of the 2008 Plan. In addition, contingent on stockholder approval of the 2008 Plan, we will not make any new grants under either the eBay Inc. 1998 Equity Incentive Plan or the eBay Inc. 1998 Directors Stock Option Plan, which we refer to collectively as the 1998 Plans, following our receipt of such stockholder approval.

•	The 2008 Plan does not incorporate shares of common stock remaining available under the Company’s other existing equity plans into its available share pool.

•	The 2008 Plan incorporates a broad range of compensation and governance best practices, such as: a prohibition on the re-pricing of awards; no discounted options or stock appreciation rights; no reload options or loans to pay for awards; minimum vesting requirements for many types of awards; no dividend rights on options or stock appreciation rights; and no transfer of shares for consideration to third parties.

The 2008 Plan authorizes 35 million shares for issuance pursuant to the 2008 Plan. The Board authorization referenced above will reduce the number of shares available for grant pursuant to the 2001 Plan to 34 million shares and the number of shares available for grant pursuant to the 1999 Global Plan to 4 million shares, in each case with such reductions contingent on stockholder approval of the 2008 Plan. As of March 31, 2008, we had approximately 590,000 shares available for grant in the 1998 Equity Incentive Plan and approximately 250,000 shares pursuant to the 2003 Deferred Stock Unit Plan. The numbers of shares that may be issued under these plans may increase if outstanding shares are cancelled due to forfeiture of awards or expiration of awards without exercise.

Assuming stockholder approval of the 2008 Plan (together with the contingent reduction of shares available for grant under the 2001 Plan and the 1999 Global Plan described above and our ceasing to make any new grants under the 1998 Plans following stockholder approval of the 2008 Plan), eBay will have a total of approximately 73.2 million shares available to grant under all plans, consisting of (i) an aggregate total of approximately 38.2  million shares available for grant under our 1999 Global Plan, 2001 Plan, and 2003 Deferred Stock Unit Plan and (ii) 35 million new shares available for grant under our 2008 Plan.

The following table provides information about the Company’s stock options outstanding as of March 31, 2008. Approximately 64% of outstanding stock options were exercisable on that date and 62% of exercisable options had exercise prices above the closing price on that date. In addition to stock options, the company had 23.3 million unvested restricted stock units outstanding as of March 31, 2008.

	Options Outstanding
		Weighted-
		Average
	Number	Remaining		Options Exercisable
	Outstanding	Contractual	Weighted	Number Exercisable
Range of	as of 3/31/08	Life	Average	as of 3/31/08	Weighted Average
Exercise Prices	(in thousands)	(in Years)	Exercise Price	(in thousands)	Exercise Price

Under $5.00	957	5.21	$0.6313	407	$0.8154
$5.00 - $10.00	499	4.91	$8.6201	388	$8.4672
$10.01 - $15.00	8,466	3.63	$12.9263	8,391	$12.9259
$15.01 - $20.00	8,653	4.30	$18.2976	8,629	$18.2965
$20.01 - $25.00	3,465	4.60	$23.095	2,991	$22.9192
$25.01 - $30.00	23,255	6.02	$27.2748	10,660	$27.7203
$30.01 - $35.00	33,280	5.99	$33.1910	18,817	$33.8211
$35.01 - $40.00	22,311	5.66	$39.0157	12,585	$38.8712
$40.01 - $45.00	16,334	6.76	$42.5415	12,487	$42.5478
$45.01 - $50.00	4,066	6.72	$46.3914	3,042	$46.4192
$50.01 - $55.00	696	6.70	$53.8217	570	$53.8419
$55.01 - $60.00	748	6.78	$57.0774	618	$57.0760

Total	122,730	5.74	$31.9863	79,584	$31.3884

The Company’s equity overhang on March 31, 2008, considering all equity incentives granted plus shares available for grant under all active plans, was 13.8%. Assuming stockholder approval of the 2008 Plan, the reduction of shares available for grant under the 2001 Plan and the 1999 Global Plan described below (and based on the fact that we will make no new grants under the 1998 Plans), the equity overhang, considering all equity incentives granted plus shares available for grant following such stockholder approval, would be approximately 14.2%.

The following table provides additional information about the Company’s stock options outstanding as of March 31, 2008.

Outstanding Options Awards (shares in millions)

			Weighted
			Average
		Weighted	Remaining
	Number	Average	Years of
	of	Exercise	Contractual
Outstanding Options	Shares	Price	Life

In-the-money options outstanding in excess of 6 or more years	8.85	$13.99	2.90
Underwater options outstanding in excess of 6 years	0	0	0
All options outstanding with less than 6 years	113.88	$33.5633	5.96

The Company and the Compensation Committee review our equity program annually to ensure that we are balancing our goal to include the use of equity in our compensation programs in order to attract and motivate our employees with our interest and our shareholders’ interest in limiting dilution from equity plans. We have adjusted our grant guidelines over the past two years to significantly increase the use of restricted stock units in lieu of stock options for our broad-based equity program. We have also monitored market trends carefully and have made reductions in our grant guidelines at most levels to reflect the reduced use of equity by our competitors. The following table provides information on our annual share usage.

Run Rate (shares in millions)

				3-Year
	FY2005	FY2006	FY2007	Average

Stock options granted (includes assumed options)	34.99	38.83	20.74	31.52
Time-based restricted stock and restricted stock units granted	0.01	1.02	9.24	3.42
Performance-based restricted stock units earned	0	0	0.10	0.03
Total number of shares cancelled	11.63	15.11	15.36	14.03
Weighted average common shares outstanding	1,362	1,403	1,359	1,375
Gross run rate(1)	2.57%	2.84%	2.21%	2.54%
Net run rate(2)	1.72%	1.76%	1.08%	1.52%
Percent of equity awards made to Named Executive Officers	7.0%	3.89%	5.68%	5.52%

(1)	Gross run rate is calculated as all shares granted as stock options or restricted stock units or earned as performance-based restricted stock units, divided by weighted average shares outstanding.

(2)	Net run rate is calculated as all shares granted as stock options or restricted stock units or earned as performance-based restricted stock units minus the number of shares cancelled, divided by weighted average shares outstanding.

A summary of the principal provisions of the 2008 Plan is set forth below. The summary is qualified by reference to the full text of the 2008 Plan, which is attached as Appendix A to this proxy statement.

GENERAL

•	The 2008 Plan has a ten-year term.

•	The 2008 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards to eligible individuals.

•	35 million shares of common stock in the aggregate are authorized for issuance pursuant to awards under the 2008 Plan.

•	The authorized shares of common stock under our 2008 Plan represent approximately 2.66% of the total outstanding shares of common stock as of April 21, 2008, the record date.

•	As of April 21, 2008, the closing price of the common stock on the Nasdaq Global Select Market was $30.63 per share.

ADMINISTRATION

The 2008 Plan will be administered by the Compensation Committee of our Board. The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Internal

Revenue Code of 1986, as amended, and the regulations thereunder, or the Code. Pursuant to this provision, our Compensation Committee is currently in the practice of delegating to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees below the level of Senior Vice President within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a Non-Employee Director, and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of our common stock are traded).

The Compensation Committee will have the exclusive authority to administer the 2008 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

ELIGIBILITY

Persons eligible to participate in the 2008 Plan include all non-employee members of our Board, consisting of nine directors following the 2008 Annual Meeting of Stockholders, the approximately 15,500 employees of the company and its subsidiaries and affiliates, as determined by the Compensation Committee, and consultants.

LIMITATION ON AWARDS AND SHARES AVAILABLE

An aggregate of 35 million shares of common stock are available for grant pursuant to the 2008 Plan. The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2008 Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may be used again for new grants under the 2008 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2008 Plan. The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2008 Plan.

The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year is 1,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $3,000,000.

AWARDS

The 2008 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2008 Plan. See the Summary Compensation Table and Grants of Plan-Based Awards Table, below, for information on prior awards to our named executive officers identified in those tables.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2008 Plan. The option exercise price of all stock options granted pursuant to the 2008 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of eBay stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of common stock held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

Restricted stock units may be granted pursuant to the 2008 Plan. A restricted stock unit award provides for the issuance of common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant, and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The Compensation Committee will specify the purchase price, if any, to be paid by the participant to us for such shares of common stock. Restricted stock units may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Restricted stock may be granted pursuant to the 2008 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

The other types of equity awards that may be granted under the 2008 Plan include performance shares, performance stock units, dividend equivalents, deferred stock units, stock appreciation rights and other stock-based awards.

Performance bonus awards may also be granted pursuant to the 2008 Plan. Performance bonus awards are cash bonuses payable upon the attainment of pre-established performance goals based on established performance criteria and are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. Following is a brief discussion of the requirements for awards, including performance bonus awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Under the 2008 Plan, these performance-based awards may be either equity awards or performance bonus awards. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Board for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	trading volume

•	users

•	gross merchandise volume

•	total payment volume, revenue

•	operating income

•	EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization)

•	net income (either before or after taxes)

•	earnings per share

•	earnings (as determined other than pursuant to United States generally accepted accounting principles, or GAAP)

•	multiples of price to earnings

•	multiples of price-to-earnings to earnings growth

•	return on net assets

•	return on gross assets

•	return on equity

•	return on invested capital

•	cash flow (including, but not limited to, operating cash flow and free cash flow)

•	net or operating margins

•	economic profit

•	common stock price appreciation

•	total stockholder return

•	employee productivity

•	customer satisfaction metrics

any of which may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to the company on the date the performance-based award is paid to be eligible for a performance-based award for any period.

ADJUSTMENT PROVISIONS

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, our Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our Board determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2008 Plan, our Board will equitably adjust the 2008 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

Outstanding awards do not automatically terminate in the event of a change in control. A “change in control” generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it does not do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and all forfeiture restrictions on such awards shall lapse. The unexercised portion of all outstanding awards may terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

AMENDMENT AND TERMINATION

The Compensation Committee, subject to approval of our Board, may terminate, amend, or modify the 2008 Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2008 Plan, to permit the Compensation Committee or our Board to grant options with a price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2008 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date the stockholders approve the 2008 Plan.

FEDERAL INCOME TAX CONSEQUENCES

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2008 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The 2008 Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the 2008 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to options and full value awards granted under the 2008 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

NEW PLAN BENEFITS

As of the date of this proxy statement, no awards had been granted pursuant to the 2008 Plan. Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2008 Plan or the benefits that would have been received by such participants if the 2008 Plan had been in effect in the year ended December 31, 2007.

VOTE REQUIRED

Adoption of the 2008 Plan requires approval by the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy, and entitled to vote on the proposal at this Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the 2008 Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2008. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2006 and December 31, 2007, fees for services provided by PricewaterhouseCoopers LLP, or PwC, were as follows (in thousands):

	Year Ended
	December 31,
	2006	2007

Audit Fees	$5,694	$5,813
Audit-Related Fees	756	805
Tax Fees	—	—
All Other Fees	—	—
Total	$6,450	$6,618

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to Sarbanes-Oxley compliance. “Audit-Related Fees” consist of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. We did not incur any “Tax Fees” or “All Other Fees” in the fiscal years ended December 31, 2006 and 2007.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining their independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. Beginning with the first quarter of 2003, we have disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

AUDIT COMMITTEE REPORT1

We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2007, and earlier in 2008, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2007, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

1 The material in this Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before, on or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee held 12 meetings in 2007. Throughout the year we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC their independence from management and eBay and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board. We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Global Select Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which was last modified in March 2004. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2007, which eBay filed with the SEC on February 29, 2008. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2008.

AUDIT COMMITTEE

Fred D. Anderson, Chair
Dawn G. Lepore
David M. Moffett*
Richard T. Schlosberg, III

* Member of the Audit Committee since July 17, 2007.

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 31, 2008.

Name	Age	Position

John J. Donahoe	47	President and Chief Executive Officer
Elizabeth L. Axelrod	45	Senior Vice President, Human Resources
Rajiv Dutta	46	President, eBay Marketplaces
Michael R. Jacobson	53	Senior Vice President, Legal Affairs, General Counsel and Secretary
Robert H. Swan	47	Senior Vice President, Finance and Chief Financial Officer
Scott Thompson	50	President, PayPal

John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Nominees for Election for a Three-Year Term Expiring at Our 2011 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Rajiv Dutta’s biography is set forth under the heading “Directors Continuing in Office Until Our 2009 Annual Meeting,” above.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward Kronish LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001, and Chief Financial Officer from October 1999 to July 2001. Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Scott Thompson serves eBay as President, PayPal.  He has served in that capacity since January 2008. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction; Objectives of Compensation Programs

Our compensation programs are designed to align compensation with business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2007 consisted of base salary, short-term cash incentive awards, and equity incentive awards. For 2007, the equity incentive awards for most employees were stock options and restricted stock units and for our executive officers were primarily stock options and performance-based restricted stock units.

The Compensation Committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. Our compensation policies are the same for all of our executive officers.

As we announced in January 2008, Ms. Whitman resigned as our CEO and President effective March 31, 2008 and was replaced by Mr. Donahoe. Because this is a discussion and analysis of executive compensation for 2007, references throughout this discussion to our CEO refer to Ms. Whitman and the discussion does not reflect the management changes that occurred in 2008.

Role of the Compensation Committee

The Compensation Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our CEO, other executive officers, our other employees at the level of senior vice president and above, and any vice president whose compensation exceeds approved guidelines for cash or equity compensation. The committee has the authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, in 2007, the committee retained a compensation consultant that reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the compensation consultant retained by the committee to work within the compensation philosophy to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the Compensation Committee with her perspective on the performance of eBay’s executive officers as part of the quarterly determination of the individual portion payable under the eBay Incentive Plan (as described below), the annual personnel review and as part of succession planning discussions with the Board as well as a self-assessment of her own performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultant it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than herself, and the committee considers those recommendations and information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs & General Counsel regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director. See “Our Corporate Governance Practices” above for further details.

As discussed above, in 2007 the committee retained Towers Perrin to provide advice, its opinion, and resources to help develop and execute our overall compensation strategy. Towers Perrin reports directly to the committee, and the committee has the power to terminate Towers Perrin at any time. As part of its engagement, the Compensation Committee has directed Towers Perrin to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Perrin also meets with the committee during the committee’s regular meetings and in executive session, where no members of management are present, and with individual members of the committee outside of the regular meetings.

As part of its engagement in 2007, Towers Perrin evaluated eBay’s peer groups for performance and compensation benchmarking, assessed compensation for the board of directors, evaluated compensation levels at the peer group companies, and developed the related equity and cash compensation guidelines, which included an analysis of eBay’s performance and that of specified peer groups. Towers Perrin also conducted analyses, at the committee’s request, relating to the amount of wealth in unvested equity awards for executive officers (which is a measure of the retention effect of such awards) and best practices. To facilitate making external compensation comparisons, Towers Perrin provided the Compensation Committee with competitive market data by analyzing proprietary third-party surveys provided to them by management and publicly-disclosed documents of companies in specified peer groups (see the section entitled “Competitive Considerations” below for a further discussion regarding these peer groups). Fees for consulting advice to the committee for the year ended December 31, 2007 were approximately $743,000. The committee periodically reviews its relationship with its compensation consultant. In 2007, Towers Perrin also provided the company with services related to the company’s health and benefits plans. These services were provided pursuant to a one-time project (as opposed to ongoing services), and the individuals who provided the services were separate from the individuals who provide compensation advice to the Compensation Committee. The company may use Towers Perrin for other one-time, discrete projects in the future. The Compensation Committee believes that the consultants it retains are able to provide it with independent advice. The aggregate fees billed by Towers Perrin to the company for services related to the company’s health and benefits plans (which excludes the fees charged for the consulting advice provided to the committee) for the year ended December 31, 2007 were approximately $57,000.

Competitive Considerations

To set total compensation guidelines, the Compensation Committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of publicly-disclosed data from companies in two peer groups (consisting of high-technology companies and consumer products companies) and proprietary third-party survey data. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies, not just technology companies based in Silicon Valley. As discussed in more detail below in the section entitled “Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards,” eBay also uses these peer groups as benchmarks against which to assess its performance. In 2007, the peer groups consisted of the following companies:

High-Technology Peer Group:	Consumer Products Peer Group:
• Adobe Systems Incorporated	• Charles Schwab & Co., Inc.
• Amazon.com, Inc.	• Coach, Inc.
• Apple Inc.	• The Coca-Cola Company
• Cisco Systems, Inc.	• The Gap, Inc.
• Dell Inc.	• General Mills, Inc.
• Electronic Arts Inc.	• Harley-Davidson, Inc.
• EMC Corporation	• The Hershey Company
• First Data Corporation	• Kellogg Company
• Google Inc.	• Nike, Inc.
• Intel Corporation	• PepsiCo, Inc.
• IAC/InterActiveCorp	• Polo Ralph Lauren Corporation
• Intuit Inc.	• Starbucks Corporation
• Microsoft Corporation	• Tiffany & Co.
• Qualcomm Incorporated	• Time Warner Inc.
• Symantec Corporation	• Wm. Wrigley Jr. Company
• Yahoo! Inc.

In deciding whether a company should be included in one of the peer groups, the committee considers a number of screening criteria, which generally include:

•	revenue

•	market value

•	historical growth rate

•	primary line of business

•	whether the company has a recognizable and well-regarded brand

•	whether we compete with the company for talent

To ensure that these peer groups continue to reflect the markets in which we compete for executive talent, the committee reviews the peer groups annually. Before adding or deleting a company from a peer group, the committee considers how the change would impact the comparative market data. For 2007, no changes were made to the companies in either peer group.

Elements of Compensation/Executive Compensation Practices

For 2007, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and equity incentive awards. The equity incentive awards were primarily stock options and performance-based restricted stock units for our executive officers and senior vice presidents, with limited grants of time-based restricted stock units in specific circumstances. Our executive officers were also provided certain perquisites, as described below, and were also eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to our employees. The following table outlines our objectives for each of the principal components of executive compensation and our target positioning for those components:

Element of Compensation	Objective	Target Positioning Strategy

Base salary	• Reward individuals’ current contributions to the company • Compensate individuals for their expected day-to-day performance	• Target annual base salary ranges of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors
Short-term cash incentive awards
•   Align executive compensation with quarterly and annual performance

•   Enable eBay to attract, retain, and reward individuals who contribute to eBay’s success

•   Motivate individuals to enhance the value of eBay
• Target short-term cash incentive ranges of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors
Equity incentive awards
•   Reward individuals for potential long-term contributions

•   Align individuals’ incentives with the long-term interests of our stockholders

•   Provide a total compensation opportunity commensurate with our performance
• Stock options and time-based restricted stock units: varies based on performance (target awards set at the 25-75th percentile relative to the equity guidelines of members of our high-technology peer group companies that are included in proprietary third-party surveys that provide data on equity guidelines, based on our performance compared to those companies)

• Performance-based restricted stock units: target awards at the 50th percentile relative to the high-technology peer group companies included in proprietary third-party surveys

Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is weighted towards equity incentives, as the committee wants the senior leadership team to have a long-term perspective on the company’s affairs. This is illustrated by the following chart, which shows how each element of compensation disclosed in the Summary Compensation Table below was weighted for our executive officers named therein (which are referred to as our named executive officers) as a group for 2007:

As described in more detail below, in making decisions regarding elements of compensation for each of our executive officers, the committee takes into account the size and complexity of each executive officer’s job and business unit or function in addition to individual performance. For example, in 2007 the compensation of Mr. Donahoe (as President of eBay Marketplaces) was significantly higher than that of Mr. Dutta (as President of PayPal), which reflects, in part, the fact that Marketplaces is significantly larger (net revenues of $5.4 billion for 2007, compared to $1.9 billion of net revenues for PayPal) and more complex. Our executive officers fall into four different job levels, and for 2007, our named executive officers fell into three different job levels. Our CEO is in a higher job level than the rest of the executive team, and the compensation guidelines for her job level are significantly higher than the next highest job level. Because the CEO has overall responsibility for our entire company, her job responsibilities are significantly greater than those of the other executive officers, who are responsible for individual business units or corporate functions. Except as described below, in 2007 the committee did not make any special compensation-related decisions for any of our named executive officers.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company and compensate them for their expected day-to-day performance. Our pay positioning strategy is to target annual base salary and short-term cash incentives of the executive group as a whole at median levels relative to our peer groups in the high-technology and consumer products sectors. The Compensation Committee then sets a salary range for each executive job level, with the midpoint of the salary range based on the median level of our peer groups, although more weight is given to the high-technology sector than to the consumer product sector. For 2007, eBay’s average actual annual base salary and short-term cash incentive pay position for our named executive officers was 26% lower than the median level of the consumer products peer group and 2% higher than the median level of the high-technology peer group. Variances were due in part to the performance of individual members of the executive group and in part to the cash compensation necessary to hire certain executives when they were recruited to eBay, as described below.

The committee meets at least once a year to review and approve each executive officer’s salary for the upcoming year. When reviewing base salaries, the committee considers the pay practices of companies in our peer groups, individual performance (which takes into account, among other things, the financial results of the executive officer’s business unit or organization, achievement of business-related objectives, and leadership abilities), levels of responsibility, breadth of knowledge, and prior experience. Of these factors, competitive pay practices are the primary determinant of the range within which individual salaries are set. For 2007, the committee set the base salaries of our named executive officers within these ranges, except for Mr. Donahoe, whose base salary was above the range for his job level. Mr. Donahoe’s salary exceeded the high end of his range in large measure due to the salary he negotiated when he joined us in 2005, which in turn reflected the high cash compensation he received in his previous position. Effective March 1, 2007, base salaries of our named executive officers (other than our CEO) were $575,000 to $830,000, which represent increases of 3.8% to 5.4% over the prior year. For the fourth straight year, our CEO’s salary was maintained at $995,016.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP).  The eIP is a cash incentive program designed to align executive compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was approved by our stockholders in 2005. The Compensation Committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance.

The committee determines the quarterly, annual, or other performance period under the eIP. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets.

The following table outlines the performance periods and performance measures for 2007 and the committee’s rationale for selecting those performance measures:

Performance Period	Performance Measures(1)	Rationale

Quarterly incentives	• Minimum revenue threshold(2) • Non-GAAP net income targets(3) • Individual performance	• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.
Annual incentive	• Minimum revenue threshold(2) • Non-GAAP net income targets(3)	• The committee believes these financial measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, and can be influenced by management in the short to intermediate term.

(1)	Both minimum revenue and non-GAAP net income thresholds must be met in order for there to be any incentive payout.

(2)	Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(3)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

For the quarterly incentives, if the minimum revenue and non-GAAP net income thresholds have been met, half of the award is based on the company’s performance, and half of the award is based on individual performance. The committee specifically considered whether the goodwill impairment charge in the third quarter of 2007 related to Skype should be applied to the determination of whether the company had met the non-GAAP net income targets for the third quarter and the year. Based upon (1) advice from the committee’s compensation consultant that companies generally do not take one-time costs or benefits into account when determining achievement of goals for bonus plans, (2) the company’s past history of not including one-time accounting gains or losses on the write-down or sale of equity investments, and (3) the relatively small number of individuals who participated in the decision to purchase Skype relative to the large number who would be impacted if the impairment charge was applied, the committee determined that it would not apply the impairment charge to the determination of whether the eIP non- GAAP net income targets had been met. The committee also determined that any future gains resulting from one-time transactions should be similarly disregarded. Beginning in 2008, the eIP will consist of only an annual award for employees at the level of senior vice president and above and semi-annual awards for other employees.

The amount by which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee. The committee sets quarterly targets within the first three weeks of each quarter and the annual target in the first quarter. Unless both the minimum revenue threshold and non-GAAP net income target levels for any given performance period are met, there is no payout for that period. After the end of each performance period, the company’s actual performance is compared to the targets to determine the funding level, and our CEO presents the committee with her assessment of the performance of each of the other executive officers; the committee reviews her assessments and determines the level of performance for each of those executive officers. In addition, the committee reviews (with input from the lead independent director and other members of the Board) and determines the CEO’s level of performance against targets set by the Board at the beginning of the year. For executive officers other than the CEO, quarterly assessments are typically based on performance against financial performance measures for the executive’s business unit or function, organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions, integration of acquisitions and/or strategic partnerships, and achievement of strategic and infrastructure objectives, including control of costs. For our CEO, quarterly assessments are based on the committee’s subjective assessment of the company’s overall financial performance, development of the company’s leadership team, achievement of strategic objectives, and leadership of the executive team and of the company as a whole.

The following table sets forth the 2007 performance measures set by the committee:

	Minimum	Target	Maximum

Annual 2007:
FX-neutral revenue threshold	$7.05B	—	—
Non-GAAP net income	1.731B	$1.821B	$2.040B
Q1 2007:
FX-neutral revenue threshold	1.670B	—	—
Non-GAAP net income	394M	410M	451M
Q2 2007:
FX-neutral revenue threshold	1.750B	—	—
Non-GAAP net income	428M	455M	510M
Q3 2007:
FX-neutral revenue threshold	1.775B	—	—
Non-GAAP net income	428M	461M	516M
Q4 2007:
FX-neutral revenue threshold	2.100B	—	—
Non-GAAP net income	538M	598M	670M

In 2007, quarterly incentive amounts could range from 0% to 160% of an executive’s target opportunity, based on financial and individual performance in the quarter. The maximum that could be paid on the annual component was 200% of target. Half of the total 2007 incentive target for executives was based on the company’s and the individual’s quarterly performance, and half was based on the company’s annual performance. In 2007, total annual target incentive amounts for the named executive officers (other than the CEO) were 70% to 85% of base salary, and the target incentive amount for the CEO was 100% of base salary.

eBay paid incentive compensation under the eIP for every quarter of 2007, which contributed, along with individual performance, to quarterly incentive payments to our named executive officers ranging from 105% to

155% of the quarterly target opportunity. Based on eBay’s annual performance, the annual component for all executives, including the CEO, was paid out at 200% of the annual target opportunity.

Special Retention Bonus Plans.  Messrs. Donahoe and Swan each have special retention bonus plans that were entered into in connection with their hiring. The Compensation Committee believed that it was necessary to enter into these special bonus plans to provide each of Messrs. Donahoe and Swan with a total compensation package that would be attractive to them and cause them to join eBay, in each case with particular reference to the compensation he had been receiving at his previous position. Under the terms of Mr. Donahoe’s plan, he received a special retention bonus of $2,000,000 in cash, of which $500,000 was paid in each of 2005, 2006, 2007, and 2008. Under the terms of Mr. Swan’s plan, he is eligible to receive a special retention bonus of up to $1,000,000 in cash, of which $200,000 was paid in each of 2006, 2007, and 2008. The plan provides that Mr. Swan will receive two additional bonus payments of $200,000, payable on each of the third and fourth anniversaries of the date of his commencement of employment, assuming his continued employment with eBay. The amounts paid to Messrs. Donahoe and Swan under these bonus plans were in addition to their base salaries and cash incentives earned under the eIP.

Equity Incentive Awards

During 2007, we granted our executive officers equity incentives in the form of stock options and performance-based restricted stock units (and in certain cases, time-based restricted stock units) to reward them for potential long-term contributions, align their incentives with the long-term interests of our stockholders, and provide a total compensation opportunity commensurate with our performance. Starting in 2007, the Compensation Committee decided to utilize performance-based restricted stock units for employees who are at the level of senior vice president and above. The committee’s decision was based on a number of factors, including its desire to more closely link equity awards to key financial performance metrics for executive officers, reduce the dependence of rewards on stock price appreciation while preserving the ability to have larger awards for outstanding company performance, recognize the volatility of eBay’s stock price, and facilitate actual stock ownership. The committee also considered the impact on dilution and the accounting consequences associated with performance-based restricted stock units in light of Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R).

Our pay positioning strategy for equity compensation (other than for performance-based restricted stock units, which is discussed below) varies based on our performance. In setting annual equity award guidelines for stock options and time-based restricted stock units, the committee considers eBay’s total stockholder return, revenue growth, and net income growth over trailing four-quarter and three-year periods relative to its peer groups of high-technology companies and consumer products companies. The committee also considers data regarding companies in our high-technology peer group that are included in proprietary third-party surveys that provide data on those companies’ equity guidelines. From these surveys, the committee can determine how eBay’s equity award guidelines would likely compare against companies in the high-technology peer group that are included in the surveys. The committee does not consider data from any company in a survey that is not in the high-technology peer group. If eBay’s performance compared to its peer group companies is average, the midpoints of the equity award guidelines for the subsequent year are targeted to be positioned at the 50th percentile of the guidelines for the high-technology peer group companies included in the surveys. If eBay’s performance compared to its peer group companies is high, midpoints of the equity award guidelines could be positioned as high as the 75th percentile. If eBay’s performance compared to its peer group companies is low, midpoints of the equity award guidelines could be positioned as low as the 25th percentile. Once the midpoints of the equity award guidelines are set, ranges around the midpoints are established to allow for differentiation of awards by individual. Individual awards may therefore be higher or lower than the pay positioning guidelines. Given eBay’s performance in 2006 (based on trailing four-quarter and three-year periods), the committee decided to position the midpoints of the equity award guidelines for 2007 at approximately the 65th percentile of the guidelines for the high-technology peer group companies included in the surveys. Our pay positioning strategy for performance-based restricted stock units is to target awards at the 50th percentile relative to the high-technology peer group companies included in the surveys. Because the amount of restricted stock awarded under the performance-based restricted stock plan is granted based on company performance (as described in more detail below), the committee decided that it was not necessary to adjust these guidelines based on historical company performance.

The equity incentive guideline positioning is subject to a maximum gross dilution rate, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. The committee considers trends in the high-technology industry and dilution rates of companies in the high-technology peer group in setting the maximum dilution rate. In addition to following the guidelines described above, the company cannot grant awards in excess of the maximum dilution target without the committee’s approval. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

Initial Equity Incentive Grants and Focal Grants.  Initial equity incentive grants for specific individuals also take into account specific recruitment needs. Following the initial hire grant, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. See the section entitled “Equity Compensation Grant Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. The determination of individual performance for executive officers other than the CEO is typically based on performance against financial performance measures for the executive’s business unit or function, organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions, integration of acquisitions and/or strategic partnerships, and achievement of strategic and infrastructure objectives, including control of costs. For our CEO, the determination of individual performance is based on the committee’s subjective assessment of the company’s overall financial performance, development of the company’s leadership team, achievement against previously set strategic objectives, and leadership of the executive team and of the company as a whole. Vested equity held by the employee is generally not a factor in the Compensation Committee’s consideration of equity grants.

The value of equity incentive awards granted pursuant to our focal program are determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s compensation consultant involved in the process of recommending the job level ranges to the committee for approval. For both initial and focal grants, the committee approves the final value of equity incentive awards for those employees who are at the level of senior vice president and above.

Allocation between Stock Options and Performance-Based Restricted Stock Units.  The process and methodology for determining the value of awards for executives are generally the same as those used for our other employees. Once the value of the equity incentive awards has been set for each executive officer, a formula is used to allocate a portion of the value of the award to stock options and a portion of the award to performance-based restricted stock units. For employees below the level of senior vice president, the formula allocates the award between stock options and time-vested restricted stock units. Because performance-based restricted stock was a new equity program in 2007, the committee determined that it would include a one-time 12-month performance period award, in addition to a 24-month performance period award. The committee anticipates that performance-based restricted stock awards set in 2008 and thereafter will be based on 24-month (or longer) performance periods, which will provide an incentive over a longer time period than the annual eIP program. For 2007, the committee determined that for executive officers, stock options would constitute 80%, and the 24-month performance based restricted stock unit awards would constitute the remaining 20%, of the value of the equity awards (determined with reference to Black-Scholes valuation of options and target grant size for the performance-based restricted stock units). The 12-month performance-based restricted stock unit awards were in addition to the 24-month awards.

Performance-Based Restricted Stock Units.  Executive officers are eligible to receive awards of performance-based restricted stock units if the company meets specified performance criteria set by the committee. If the performance criteria are satisfied, the performance-based restricted stock units are granted and vest with respect to one-half of the award in March following the end of the performance period and vest with respect to the remainder of the award in March of the following year. If any of the performance criteria are not satisfied, no awards are granted for the relevant performance period.

The following table outlines the performance periods and performance measures set in 2007 and the committee’s rationale for selecting those performance measures:

Performance Period	Performance Measures(1)	Rationale

Fiscal 2007 (12 months)	• FX-neutral revenue targets • Non-GAAP operating margin targets(2) • Return on invested capital	• The committee believes these measures are key drivers of the company’s long-term success, relatively simple to understand, and aligned with stockholder value drivers.
Fiscal 2007-2008 (24 months)	• FX-neutral revenue targets • Non-GAAP operating margin targets(2) • Return on invested capital	• The committee believes these measures are key drivers of the company’s long-term success, relatively simple to understand, and aligned with stockholder value drivers.

(1)	Both minimum revenue and non-GAAP operating margin thresholds must be met in order for there to be any incentive payout.

(2)	Non-GAAP operating margin excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

Once the minimum threshold for non-GAAP operating margin and revenue growth is reached, each of these performance measures is calculated independently, with minimum performance equal to 25%, target 50%, and maximum 100%. The two measures are then added together and this total (modified by the return on invested capital measure, as described below) becomes a multiplier against the target award to determine the actual number of shares awarded. The return on invested capital measure can modify the final awards from 80% to 120% of what they would otherwise be.

The following table sets forth the performance measures for the 2007 and 2007-2008 performance periods as set at the beginning of 2007 by the committee:

	Minimum		Target		Maximum

2007 (12-month) Performance Period:
FX-neutral revenue	$7.05	B	$7.32	B	$7.70	B
Non-GAAP operating margin	32.5%		33.0%		34.8%
Return on invested capital	17.6%		22.0%		26.4%
2007-2008 (24-month) Performance Period:
FX-neutral revenue	$15.45	B	$16.12	B	$17.60	B
Non-GAAP operating margin	32.5%		33.6%		35.2%
Return on invested capital	19.0%		23.7%		28.4%

In 2007, performance-based restricted stock unit awards could range from 0% to 240% of an executive officer’s target award, based on eBay’s financial performance for the year. In 2007, target awards for the named executive officers (other than the CEO) were 4,583 to 5,688 restricted stock units for the 2007 performance period and 5,988 to 7,621 restricted stock units for the 2007-2008 performance period. The target award for the CEO was 20,300 restricted stock units for the 2007 performance period and 27,202 restricted stock units for the 2007-2008 performance period. Based on eBay’s 2007 performance, awards for all executives, including the CEO, were granted at 118% of each executive’s target award for the 2007 performance period.

For 2007, the value of stock option focal grants for our named executive officers were within the job level ranges, except for Messrs. Cobb and Donahoe, the value of whose stock option focal grants were above the range for their job levels. As part of the focal grant program, the committee also granted Mr. Donahoe 150,000 restricted stock units, with 30% of the grant vesting on March 1, 2010, 30% of the grant vesting on March 1, 2011, and the remaining 40% of the grant vesting on March 1, 2012. The committee believed that it was necessary to grant equity awards at these levels for 2007 to provide an appropriate retention incentive for these members of the executive team in light of the compensation that the committee believed these individuals could receive if they chose to leave eBay. The committee also believed that it was necessary to set Mr. Donahoe’s focal grant at the level it did (as compared to the other named executive officers other than the CEO) to appropriately reflect the size of the business unit that Mr. Donahoe managed relative to eBay as a whole and his expected contributions to eBay’s overall results.

Deferred Compensation Plan

In 2007, the Compensation Committee also adopted a deferred compensation plan that became effective on January 1, 2008. Under the terms of the plan, eligible members of senior management may defer receipt of their compensation, including up to 50% of their salaries, up to 100% of their bonuses, and, to the extent permitted by the committee, up to 100% of their restricted stock units and performance-based restricted stock units. To date, the committee has not allowed participants to defer their restricted stock units or performance-based restricted stock units. The company may, but has no obligation to, make discretionary contributions on behalf of a participant in the plan, in such form and amount as the company deems appropriate (in its sole discretion). To date, the company has not made any contributions to the plan on behalf of any named executive officer. As of April 21, 2008, Messrs. Donahoe and Swan had elected to participate in the plan.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant is allowing certain executive officers to use the corporate airplane for personal use. In 2007, the committee authorized our CEO to use the corporate airplane up to 200 hours for personal use. In 2007, the committee determined that it would not grant bonuses to cover any income tax owed for personal travel on the corporate airplane.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. Initial grants of equity compensation are made to eligible employees in connection with the commencement of employment. The company has maintained a rules-based approach to new hire option grants since inception. From January 2004 to July 2006, grants were made on the Friday of the first week of employment for employees whose first day of employment was the first business day of the week and the following Friday if the employee started on a different day. Beginning in June 2005, grants of options to purchase 100,000 shares or more (which we refer to as sizeable new hire grants) were split into two tranches, with the first tranche granted on the Friday following the employee’s first full week of employment and the second tranche granted on the date 26 weeks from the date of the first grant. In July 2006, we changed our grant practices to provide that new hire options are granted on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of the company’s stock on the date of grant. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law. Grants of new hire time-based restricted stock units are granted on the second Friday of the month following the month in which employment commences. These grants generally become vested after four years, with 1/4th of the grant vesting on each anniversary of the grant date, assuming that the recipient remains an employee of or service provider to an eBay company and subject to any requirements of local law.

Focal stock option grants are awarded on March 1 of each year (or, if March 1 is not a trading day, the next trading day with vesting effective as of March 1) and are priced at the closing market price on the date of the grant. Focal grants of time-based restricted stock units are granted at the same time as focal stock option grants. We selected the March 1 date to allow eBay to close its financial statements for the prior year, announce earnings for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. In addition, we cluster our promotions semiannually to coincide with our focal grant date and September 1 (or, if September 1 is not a trading day, the next trading day with vesting effective as of September 1) and most promotional grants are therefore made on those two dates.

Focal and promotional stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the date of the grant and 1/48th of the grant vesting monthly thereafter. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law. Focal and promotional grants of time-based restricted stock units generally become fully vested after four years, with 1/4th of the grant vesting on March 1 or September 1, as applicable, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law

Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

Prior to the succession announced in January 2008, we had no individual employment arrangements, change-in-control arrangements, or, with the exception of our CEO (who had an arrangement relating to termination without cause that was never invoked), severance arrangements with any of our executive officers. In connection with becoming President and CEO and President, eBay Marketplaces, respectively, the compensation arrangements for Messrs. Donahoe and Dutta were modified to include severance arrangements. Under these arrangements, each is entitled to receive a cash payment equal to two years’ target cash compensation (which is defined as annual base salary plus target annual incentive bonus) if he is terminated within two years of his promotion, one and one-half years’ target cash compensation if he is terminated more than two but within three years of his promotion, and one year’s target cash compensation he is terminated more than three years after his promotion. Ms. Whitman became a special advisor to Mr. Donahoe following her resignation as CEO and will continue in this role through December 31, 2008. After she ceases to be an employee, Ms. Whitman will continue to have the use of office space and IT and secretarial services through 2011. We estimate that providing these benefits to Ms. Whitman will result in an incremental cost to eBay of less than $250,000 per year.

Stock Ownership Guidelines

In September 2004, the Board adopted stock ownership guidelines to better align the interests of eBay’s executives with the interests of stockholders and further promote eBay’s commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade and as of January 1 of every third year. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. A more detailed summary of the stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executive officers as of April 22, 2008 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits employees from trading any instrument that relates to the future price of our stock.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was approved by stockholders in 2005 and provides for the payment of “performance-based compensation” under Section 162(m). The 1999 Global Equity Incentive Plan was amended to permit certain grants of awards thereunder to qualify as “performance-based compensation” in 2004 and 2007 and such amendments were approved by our stockholders. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and its stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), its decisions in determining the forms of different awards.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)
Philippe Bourguignon
William C. Ford, Jr.*
Robert C. Kagle
Thomas J. Tierney

*	A member since March 27, 2008.

2 The material in this Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before, on or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Margaret C. Whitman	2007	$995,016	$243,013	(6)	$920,335	$9,514,249	$1,409,861	—	$792,436	$13,874,910
Special Advisor(7)	2006	995,016	221,008	(6)	—	12,605,385	911,684	—	1,007,943	15,741,036
Robert H. Swan	2007	619,904	334,988	(8)	689,764	1,771,453	746,243	—	3,758	4,166,111
Senior Vice President, Finance and Chief Financial Officer	2006	456,162	294,899	(8)	387,064	1,008,342	354,862	—	981,390	3,482,719
William C. Cobb(9)	2007	569,904	105,622	(6)	404,083	2,897,446	605,316	—	68,070	4,650,441
President, eBay Marketplaces North America								—
John J. Donahoe	2007	823,885	681,865	(10)	1,053,565	4,618,444	991,842	—	82,675	8,252,276
President and Chief Executive Officer(11)	2006	790,385	655,563	(10)	—	3,763,549	615,973	—	5,991	5,831,461
Rajiv Dutta	2007	569,808	131,789	(6)	217,718	3,643,372	685,549	—	93,775	5,342,011
President, eBay Marketplaces(12)	2006	524,231	86,295	(6)	—	4,904,262	336,412	—	251,911	6,103,111

(1)	For 2007: effective March 1, 2007, all eligible employees of eBay, including certain of the named executive officers, received an annual salary increase representing: (i) in the case of Mr. Swan, a salary of $625,000 per annum; (ii) in the case of Mr. Cobb, a salary of $575,000 per annum; (iii) in the case of Mr. Donahoe, a salary of $830,000 per annum; and (iv) in the case of Mr. Dutta, a salary of $580,000 per annum. Total salary amounts reported are lower than these 2007 annual salary increases because lower salaries were in effect for a portion of 2007. Ms. Whitman did not receive an annual salary increase.

For 2006: effective March 1, 2006, all eligible employees of eBay, including certain of the named executive officers, received an annual salary increase representing: (i) in the case of Mr. Donahoe, a salary of $800,000 per annum; and (ii) in the case of Mr. Dutta, a salary of $530,000 per annum. Total salary amounts reported are lower than these 2006 annual salary increases because lower salaries were in effect for a portion of 2006. Ms. Whitman did not receive an annual salary increase. Mr. Swan received a salary of $600,000 per annum effective March 16, 2006 (the commencement date of his employment).

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123(R) (FAS 123R). We calculated the estimated fair value of stock awards (other than performance-based restricted stock units) using the fair value of our common stock on the date of the grant. We calculated the estimated fair value of performance-based restricted stock units, which for 2007 consisted of target awards for the 2007 performance period and the 2007-2008 performance period, using the target amount of each award allocated to our named executive officers and fair value of our common stock on the date the target amounts were communicated to each of our named executive officers. The compensation expense is recognized through the vesting period. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for further details on performance-based restricted stock units.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123R, and thus includes: (i) for 2007, amounts from awards granted in 2003 through 2007 that vested in 2007; and (ii) for 2006, amounts from awards granted in 2003 through 2006 that vested in 2006. In the case of Ms. Whitman and Mr. Dutta, the 2006 amounts also reflect certain options granted in January 2001. These options did not begin to vest until options granted to these individuals prior to our initial public offering in 1998 were fully vested and thereafter vested over a four-year period.

We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. For 2007, the following weighted-average assumptions were used: risk-free interest rate of 4.5%; expected life of 3.5 years; no dividend yield; and expected volatility of 37%. For 2006, the following weighted-average assumptions were used: risk-free interest rate of 4.7%; expected life of five years; no dividend yield; and expected volatility of 37.5%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	For 2007: represents the following amounts paid pursuant to the eBay Incentive Plan (eIP) in 2007 and 2008 for services rendered in 2007: (i) the portion of the quarterly awards based on the company’s performance; and (ii) the annual award. For 2006: represents the following amounts paid pursuant to the eIP in 2006 and 2007 for services rendered in 2006: (i) the portion of the quarterly awards based on the company’s performance; and (ii) the annual award. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(5)	Includes the perquisites and tax reimbursements/gross-ups outlined in the table below. Also includes: (i) the cost of certain information technology support services provided for computer equipment located at the residences of our executive officers; (ii) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $2,000 per employee for 2007 and $1,500 per employee for 2006, in each case including named executive officers); and (iii) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer. Perquisites are valued at the incremental cost of providing such perquisites.

“Personal Airplane Usage” consists of the incremental cost to eBay of personal usage of its corporate airplane (which includes use of the corporate airplane by executives who serve on the board of directors of another company to attend such board meetings) and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight.

“Relocation & Expatriate Assistance” consists of: (i) in the case of Mr. Swan, costs and expenses related to moving from Texas to the San Francisco Bay Area and the sale of his home in 2006; and (ii) in the case of Mr. Dutta, costs and expenses related to moving from the San Francisco Bay Area to the United Kingdom, temporary housing, and a cost of living allowance in 2006.

“Tax Reimbursements/Gross-ups” consist of additional bonuses granted by the Compensation Committee in 2006 to cover income taxes (based on statutory withholding rates) relating to personal use of the corporate airplane in 2006, including taxes on imputed income in accordance with Internal Revenue Service regulations. In the case of Mr. Swan, “Tax Reimbursements/Gross-ups” also consist of a gross-up to cover income taxes relating to relocation assistance provided to him in 2006. No tax reimbursements/gross-ups were awarded in 2007.

		Personal	Personal
		Airplane	Airplane
		Usage (other	Usage
		than Outside	(Outside	Relocation &	Tax
		Board	Board	Expatriate	Reimbursements/
Name	Year	Meetings)	Meetings)	Assistance	Gross-ups

Margaret C. Whitman	2007	$596,823	$191,113	—	—
	2006	669,317	104,149	—	$230,992
Robert H. Swan	2007	—	—	—	—
	2006	22,398	—	$643,991	312,672
William C. Cobb	2007	63,974	—	—	—
John J. Donahoe	2007	76,121	—	—	—
	2006	—	—	—	1,555
Rajiv Dutta	2007	90,293	—	—	—
	2006	53,381	—	179,654	16,491

(6)	Represents amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(7)	Ms. Whitman served as President and Chief Executive Officer throughout the periods covered by this table and became a special advisor to Mr. Donahoe on March 31, 2008.

(8)	Represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $200,000 paid under Mr. Swan’s special retention plan. For 2006, Mr. Swan was eligible to participate in the quarterly component of the eIP for the second, third, and fourth quarters only. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(9)	Because Mr. Cobb was not a named executive officer for 2006, in accordance with SEC rules, only information for 2007 is being disclosed.

(10)	Represents: (i) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (ii) $500,000 paid under Mr. Donahoe’s special retention plan. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(11)	Mr. Donahoe served eBay as President, eBay Marketplaces throughout the periods covered by this table, was CEO-designate from January 23, 2008 until March 31, 2008, and became President and CEO on March 31, 2008.

(12)	Mr. Dutta served eBay as President, PayPal throughout 2007, was Senior Vice President and Chief Financial Officer until March 16, 2006 and President, Skype until July 7, 2006, and became President, eBay Marketplaces on January 23, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to each of our named executive officers.

								All Other		All Other
								Stock		Option
								Awards:		Awards:		Exercise
		Estimated Future			Estimated Future			Number of		Number of		or Base	Grant
		Payouts Under Non-Equity			Payouts Under Equity			Shares of		Securities		Price of	Date
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or		Underlying		Option	Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Value
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)(3)

Margaret C. Whitman	3/1/2007	—	—	—	—	—	—	—		560,000		$31.93	6,586,048
eIP (Q1 component)	N/A	33,486	66,972	133,944	—	—	—	—		—		—	—
eIP (Q2 component)	N/A	28,702	57,405	114,810	—	—	—	—		—		—	—
eIP (Q3 component)	N/A	33,486	66,972	133,944	—	—	—	—		—		—	—
eIP (Q4 component)	N/A	28,702	57,405	114,810	—	—	—	—		—		—	—
eIP (Annual component)	N/A	248,754	497,508	995,016	—	—	—	—		—		—	—
PBRSUs (2007 performance period)	N/A	—	—	—	8,120	20,300	48,720	—		—		—	—
PBRSUs (2007-2008 performance period)	N/A	—	—	—	16,240	40,600	97,440	—		—		—	—
Robert H. Swan	3/31/2007	—	—	—	—	—	—	—		204,600		31.93	2,406,260
eIP (Q1 component)	N/A	17,345	34,674	69,349	—	—	—	—		—		—	—
eIP (Q2 component)	N/A	15,332	30,649	61,298	—	—	—	—		—		—	—
eIP (Q3 component)	N/A	17,887	35,757	71,514	—	—	—	—		—		—	—
eIP (Q4 component)	N/A	15,332	30,649	61,298	—	—	—	—		—		—	—
eIP (Annual component)	N/A	131,730	263,459	526,918	—	—	—	—		—		—	—
PBRSUs (2007 performance period)	N/A	—	—	—	1,788	4,469	10,726	—		—		—	—
PBRSUs (2007-2008 performance period)	N/A	—	—	—	3,575	8,938	21,451	—		—		—	—
William C. Cobb	3/1/2007	—	—	—	—	—	—	—		186,000		31.93	2,187,509
eIP (Q1 component)	N/A	14,043	28,071	56,142	—	—	—	—		—		—	—
eIP (Q2 component)	N/A	12,447	24,880	49,760	—	—	—	—		—		—	—
eIP (Q3 component)	N/A	14,521	29,026	58,053	—	—	—	—		—		—	—
eIP (Q4 component)	N/A	12,447	24,880	49,760	—	—	—	—		—		—	—
eIP (Annual component)	N/A	106,857	213,714	427,428	—	—	—	—		—		—	—
PBRSUs (2007 performance period)	N/A	—	—	—	1,833	4,583	10,999	—		—		—	—
PBRSUs (2007-2008 performance period)	N/A	—	—	—	3,669	9,167	22,001	—		—		—	—
John J. Donahoe	3/1/2007	—	—	—	—	—	—	—		260,400	(4)	31.93	3,062,512
	3/1/2007	—	—	—	—	—	—	150,000	(4)			31.93	4,789,500
eIP (Q1 component)	N/A	23,104	46,186	92,372	—	—	—	—		—		—	—
eIP (Q2 component)	N/A	20,361	40,702	81,404	—	—	—	—		—		—	—
eIP (Q3 component)	N/A	23,754	47,486	94,971	—	—	—	—		—		—	—
eIP (Q4 component)	N/A	20,361	40,702	81,404	—	—	—	—		—		—	—
eIP (Annual component)	N/A	175,075	350,151	700,302	—	—	—	—		—		—	—
PBRSUs (2007 performance period)	N/A	—	—	—	2,275	5,688	13,651	—		—		—	—
PBRSUs (2007-2008 performance period)	N/A	—	—	—	4,550	11,375	27,300	—		—		—	—
Rajiv Dutta	3/1/2007	—	—	—	—	—	—	—		223,200		31.93	2,625,011
eIP (Q1 component)	N/A	15,516	31,017	62,034	—	—	—	—		—		—	—
eIP (Q2 component)	N/A	14,228	28,442	56,885	—	—	—	—		—		—	—
eIP (Q3 component)	N/A	16,599	33,183	66,365	—	—	—	—		—		—	—
eIP (Q4 component)	N/A	14,228	28,442	56,885	—	—	—	—		—		—	—
eIP (Annual component)	N/A	121,084	242,168	484,337	—	—	—	—		—		—	—
PBRSUs (2007 performance period)	N/A	—	—	—	1,950	4,875	11,700	—		—		—	—
PBRSUs (2007-2008 performance period)	N/A	—	—	—	3,900	9,750	23,400	—		—		—	—

(1)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2007 under the eIP for the portion of the quarterly component based on the company’s performance and the annual component, which is based solely on the company’s performance. For each component: (i) the amounts shown in the column entitled “Threshold” reflect the minimum payment levels if both the minimum revenue and net income thresholds have been met, which are 50% of the amounts shown under the column entitled “Target;” and (ii) the amounts shown in the column entitled “Maximum” are 200% of the amounts shown under the column entitled “Target.” Estimated payouts in the first and third quarters are higher than the estimated payouts for the second and fourth quarters because there were seven pay periods in the first and third quarters of 2007 and only six pay periods in the second and fourth quarters of 2007. For Messrs. Cobb, Donahoe, Dutta, and Swan, estimated payouts in the third quarter are higher than the first quarter as a result of the salary increases they received effective March 1, 2007. Actual payouts are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	The amounts shown reflect estimated payouts of performance-based restricted stock units (“PBRSUs”) for the 2007 performance period and the 2007-2008 performance period. For each performance period: (i) the amounts shown in the column entitled “Threshold” reflect the awards if both the minimum revenue and operating margin thresholds have been met (and reflect the lowest return on invested capital modifier), which are 40% of the amounts shown under the column entitled “Target;” and (ii) the amounts shown in the column entitled “Maximum” are 240% of the amounts shown under the column entitled “Target” (and reflect the maximum return on invested capital modifier).

(3)	Represents the estimated fair value of the awards as of the applicable grant date in accordance with FAS 123R, whereas the amounts shown under the columns entitled “Stock Awards” and “Option Awards” in the Summary Compensation Table above reflect only the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007. We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. For 2007, the following weighted-average assumptions were used: risk-free interest rate of 4.5%; expected life of 3.5 years; no dividend yield; and expected volatility of 37%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	Mr. Donahoe’s focal grant consisted of an option grant and a grant of restricted stock units. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for a discussion of this option grant and restricted stock unit grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
				Equity
				Incentive
	Number			Plan Awards:
	of	Number of		Number of			Number of
	Securities	Securities		Securities			Shares
	Underlying	Underlying		Underlying			or Units		Market Value
	Unexercised	Unexercised		Unexercised	Option		of Stock		of Stock
	Options	Options		Unearned	Exercise	Option	That Have		That Have
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)

Margaret C. Whitman	640,000	0	(1)	0	$22.02	3/18/2013	—		—
	1,125,000	75,000	(2)	0	34.62	3/1/2014	—		—
	378,125	171,875	(3)	0	42.58	3/1/2015	—		—
	218,750	281,250	(4)	0	39.90	3/1/2013	—		—
	105,000	455,000	(5)	0	31.93	3/1/2014	—		—
Robert H. Swan	82,031	105,469	(6)	0	39.00	3/31/2013	—		—
	82,031	105,469	(7)	0	28.36	9/29/2013	—		—
	38,362	166,238	(5)	0	31.93	3/1/2014	—		—
	—	—		—	—	—	37,500	(8)	$1,244,625	(9)
William C. Cobb	185,000	0		0	14.51	2/12/2012	—		—
	500,000	0		0	19.39	3/3/2013	—		—
	281,250	18,750	(2)	0	34.62	3/1/2014	—		—
	127,187	57,813	(3)	0	42.58	3/1/2015	—		—
	87,500	112,500	(4)	0	39.90	3/1/2013	—		—
	34,875	151,125	(5)	0	31.93	3/1/2014	—		—
	—	—		—	—	—	25,000	(10)	829,750	(9)
John J. Donahoe	687,500	312,500	(11)	0	35.50	3/25/2015	—		—
	109,375	140,625	(4)	0	39.90	3/1/2013	—		—
	0	100,000	(10)	0	39.90	3/1/2013	—		—
	48,825	211,575	(12)	0	31.93	3/1/2014	—		—
	—	—		—	—	—	150,000	(13)	4,978,500	(9)
Rajiv Dutta	40,000	0		0	14.93	8/30/2009	—		—
	339,000	0		0	10.02	1/12/2011	—		—
	500,000	0		0	14.51	2/12/2012	—		—
	500,000	0		0	19.39	3/3/2013	—		—
	309,375	20,625	(2)	0	34.62	3/1/2014	—		—
	127,187	57,813	(3)	0	42.58	3/1/2015	—		—
	104,166	95,834	(14)	0	46.71	11/25/2015	—		—
	76,562	98,438	(4)	0	39.90	3/1/2013	—		—
	41,850	181,350	(5)	0	31.93	3/1/2014	—		—

(1)	Focal grant. The amount of Ms. Whitman’s grant was not set until March 18, 2003 (which was the date of the grant); however, consistent with other focal grants, the vesting of this grant was effective as of March 1 (i.e., 1/8th of the grant vested on September 1, 2003, and 1/48th of the grant vested monthly thereafter).

(2)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2004, and 1/48th of the grant vests monthly thereafter.

(3)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2005, and 1/48th of the grant vests monthly thereafter.

(4)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2006, and 1/48th of the grant vests monthly thereafter.

(5)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2007, and 1/48th of the grant vests monthly thereafter.

(6)	First tranche of a sizeable new hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(7)	Second tranche of a sizeable new hire grant. Becomes fully vested after three and a half years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(8)	New hire grant. Becomes fully vested after four years; 25% of the award vested on each of March 16, 2007 and March 16, 2008 (the anniversary of the commencement of Mr. Swan’s employment), and 25% of the award vests on each of the following dates: March 16, 2009 and March 16, 2010.

(9)	Market value calculated based on the closing price of $33.19 of our common stock on December 31, 2007, the last trading day of 2007.

(10)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2009, 30% of the grant vesting on March 1, 2010, and the remaining 40% of the grant vesting on March 1, 2011.

(11)	New hire grant. Becomes fully vested after four years; 1/4th of the grant vested on March 17, 2006 (the first anniversary of the commencement of Mr. Donahoe’s employment), and 1/48th of the grant vests monthly thereafter.

(12)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2007, and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for a discussion of this option grant.

(13)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2010, 30% of the grant vesting on March 1, 2011, and the remaining 40% of the grant vesting on March 1, 2012. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for a discussion of this restricted stock unit award.

(14)	Becomes fully vested after four years, 50% of the grant vested on November 22, 2007 and 1/48th of the grant vests monthly thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2007 by each of our named executive officers.

	Option Awards			Stock Awards
	Number of			Number of
	Shares		Value	Shares	Value
	Acquired		Realized	Acquired	Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(2)

Margaret C. Whitman	5,760,000	(3)	$116,987,034	—	—
Robert H. Swan	—		—	12,500	$396,750
William C. Cobb	130,000	(4)	2,784,580	—	—
John J. Donahoe	—		—	—	—
Rajiv Dutta	375,000	(5)	9,380,569	—	—

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

(3)	Shares sold in 2007 pursuant to (i) a 10b5-1 plan adopted in February 2006 that terminated in February 2007 and (ii) a 10b5-1 plan adopted in February 2007 that terminated in February 2008. Up to 3,140,000 shares may be sold between May 2008 and May 2009 pursuant to a 10b5-1 plan adopted in February 2008.

(4)	Shares sold in 2007 pursuant to (i) a 10b5-1 plan adopted in February 2006 that terminated in March 2007, and (ii) a 10b5-1 plan adopted in April 2007.

(5)	Shares sold in 2007 pursuant to (i) a 10b5-1 plan adopted in February 2007 that terminated in May 2007, and (ii) a 10b5-1 plan adopted in May 2007, and subsequently amended in February 2008. Up to 750,000 shares may be sold between September 2008 and March 2009 pursuant to the plan adopted in May 2007, as amended.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation for retainers or board meeting fees. As of July 2007, the Compensation Committee increased fees payable for committee meetings and to our lead director and committee chairs (as described below) and changed the annual equity component of Board compensation (as described below).

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity.

Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. Beginning with the 2008 annual meeting, the number of options granted will be changed to be equal to the net present value of $110,000 (rounded to the nearest whole share), calculated using the Black-Scholes valuation methodology on the date of the grant, and each director will also receive $110,000 (rounded to the nearest whole share) of DSUs. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay through such date. In the event of a change of control of eBay, the Directors Plan provides that options granted under the plan will become fully vested and the individual award agreements for directors under the 2003 Deferred Stock Unit Plan provide that DSUs granted under the plan will become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year (which was increased to $15,000 per year as of July 2007), the Lead Independent Director receives an additional $5,000 per year (which was increased to $25,000 per year as of July 2007), and all other committee chairs receive an additional $5,000 per year (which was increased to $10,000 per year as of July 2007). Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity. Except for Mr. Omidyar, each non-employee director also receives meeting fees of $2,000 for each Board meeting, $1,000 for each committee meeting attended (which was increased to $1,500 per committee meeting as of July 2007), and $2,000 for each off-site meeting attended.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2007.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)		($)

Fred D. Anderson	$97,500	$20,328	$199,163	—		$316,991
Edward W. Barnholt	84,500	37,467	103,376	—		225,343
Philippe Bourguignon	80,000	—	270,347	—		350,347
Scott D. Cook	83,500	—	270,347	—		353,847
William C. Ford, Jr.	76,000	37,467	69,790	—		183,257
Robert C. Kagle	81,000	—	270,347	—		351,347
Dawn G. Lepore	91,000	—	270,347	—		361,347
David M. Moffett	42,500	16,993	—	—		59,493
Pierre M. Omidyar	—	—	—	$17,939	(4)	17,939
Richard R. Schlosberg, III	91,000	37,470	152,993	—		281,463
Thomas J. Tierney	99,500	18,165	270,347	—		388,012

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of such fees. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone	DSUs

Edward W. Barnholt	$57,500	1,777
Scott D. Cook	57,500	1,777
William C. Ford, Jr.	50,000	1,544
Thomas J. Tierney	65,000	2,014

(2)	Beginning in 2003, we have granted new directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, DSUs with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. Amounts shown reflect the dollar amount of DSU awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, and thus includes amounts from DSU awards granted in 2003 through 2007 that vested in 2007. As of December 31, 2007, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 5,444; Mr. Barnholt, 8,703; Mr. Bourguignon, 887; Mr. Cook, 4,078; Mr. Ford, 6,974; Mr. Kagle, 2,689; Mr. Moffett, 4,379; Mr. Schlosberg, 4,326; and Mr. Tierney, 10,001. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table on page 11. As of December 31, 2007, Ms. Lepore and Mr. Omidyar did not hold any DSUs.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, and thus includes amounts from options granted in 2003 through 2007 that vested in 2007. Each non-employee director (other than Mr. Omidyar) was granted an option to purchase 15,000 shares on June 14, 2007. The estimated fair value of each of these options as of the grant date determined in accordance with FAS 123R is $172,544. We calculated the estimated fair value of these options using a modified Black-Scholes option pricing model. For 2007, the following weighted-average assumptions were used: risk-free interest rate of 4.5%; expected life of 3.5 years; no dividend yield; and expected volatility of 35%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. As of December 31, 2007, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 75,000; Mr. Barnholt, 45,000; Mr. Bourguignon, 135,000; Mr. Cook, 648,637; Mr. Ford, 30,000; Mr. Kagle, 495,000; Ms. Lepore, 441,000; Mr. Schlosberg, 75,000; and Mr. Tierney, 125,000. Options exercisable within 60 days of April 22, 2008 are included in the Security Ownership of Certain Beneficial

Owners and Management Table on page 11. As of December 31, 2007, neither Mr. Moffett nor Mr. Omidyar held any options.

(4)	Consists of the premiums paid for health insurance coverage for the benefit of Mr. Omidyar.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2007, including our 1998 Employee Stock Purchase Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and 2003 Deferred Stock Unit Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our 1997 Stock Option Plan (which plan terminated in 2007) or that may be issued under an individual compensation arrangement that was not approved by our stockholders, also referred to as our non-plan grants. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants are outstanding under any of the foregoing plans.

As of March 31, 2008, there were 1,320,136,055 shares of eBay’s common stock outstanding. As of March 31, 2008, there were (i) 122,730,355 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $31.3885, and with a weighted average remaining life of 5.74 years, and (ii) 24,144,767 shares of restricted stock, restricted stock units, and deferred stock units granted and outstanding under our Equity Compensation Plans. As of March 31, 2008, there were 66,667,429 shares available for future grants under our Equity Compensation Plans.

Assuming stockholder approval of our 2008 Equity Incentive Award Plan, based on the reduction of shares available for grant under the 2001 Plan and the 1999 Global Plan and based on the fact that we will make no new grants under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan following such stockholder approval, as described above under the heading “Proposal 2 — Approval of our 2008 Equity Incentive Award Plan — Introduction”, we will have an aggregate total of approximately 73.2 million available to grant under all plans, consisting of (i) approximately 38.2 million shares available for grant under our 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan and 2003 Deferred Stock Unit Plan, and (ii) 35 million new shares available for grant under our 2008 Equity Incentive Award Plan.

The following table gives information about our Equity Compensation Plans as of December 31, 2007:

	(a)				(c)
	Number of				Number of Securities
	Securities		(b)		Remaining Available for
	to be Issued		Weighted Average		Future Issuance Under
	Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	124,661,451	(1)	$32.76	(2)	93,360,777	(3)
Equity compensation plans not approved by security holders	153,637	(4)	0.39		—

Total	124,815,088		$32.72		93,360,777

(1)	Includes 47,481 shares of our common stock issuable pursuant to deferred stock units, or DSUs, under our 2003 Deferred Stock Unit Plan, and 8,833,633 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan and our 1999 Equity Incentive Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of eBay’s common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, the 47,481 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and 8,833,633 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan and our 1999 Equity Incentive Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 5,212,281 shares of our common stock remaining reserved for future issuance under our 1998 Employee Stock Purchase Plan, or the Purchase Plan, as of December 31, 2007. Our Purchase Plan contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the Purchase Plan by the number of shares purchased under the Purchase Plan in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the Purchase Plan may not exceed 36,000,000 shares. As of December 31, 2007, an aggregate amount of 11,772,941 shares had been purchased under the Purchase Plan since its inception. An aggregate amount of 1,987,719 shares was purchased under the Purchase Plan in 2007, and the number of securities available for issuance under the Purchase Plan was increased by that number on January 1, 2008, bringing the total number of shares reserved for future issuance on January 1, 2008 to 7,200,000. None of our other equity compensation plans has an “evergreen” provision.

(4)	Does not include: (i) 6,350 shares of our common stock, with a weighted average exercise price of $1.26 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan; (ii) 11,489 shares of our common stock, with a weighted average exercise price of $0.77 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan; (iii) 294,544 shares of our common stock, with a weighted average exercise price of $10.29 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan; (iv) 85,875 shares of our common stock, with a weighted average exercise price of $10.24 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan; (v) 669,526 shares of our common stock, with a weighted average exercise price of $36.03 per share, to be issued upon exercise of outstanding options assumed by us under the Shopping.com Ltd. 2004 Equity Incentive Plan; (vi) 335,678 shares of our common stock, with a weighted average exercise price of $4.15 per share, to be issued upon exercise of outstanding options assumed by us under the Skype Technologies S.A. Stock Option Plan Rules; (vii) 364,267 shares of our common stock, with a weighted average exercise price of $7.17 per share, to be issued upon exercise of outstanding options assumed by us under the StubHub, Inc. 2000 Stock Plan; or (viii) 162,733 shares of our common stock, with a weighted average exercise price of $0.93 per share, to be issued upon exercise of outstanding options assumed by us under the StumbleUpon, Inc. 2006 Stock Plan. All of the options and related plans referenced above were assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

The only outstanding non-plan grant as of December 31, 2007 relates to an individual compensation arrangement that was made prior to the initial public offering of our common stock in 1998. At the time of this non-plan grant, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This non-plan grant was initially disclosed in our initial public offering prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “— Compensation Arrangements.” Except as set forth below, the terms and conditions of this non-plan grant are identical to the terms of options granted under our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.

The outstanding non-plan grant involved the Board’s grant of an option to purchase 3,600,000 shares of our common stock at an exercise price of $0.39 to Scott Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options fully vested in June 2002. Mr. Cook exercised options to purchase 480,000 shares in 2002, exercised options to purchase 1,430,000 shares in 2003, exercised options to purchase 307,272 shares during 2005, exercised options to purchase 614,544 shares during 2006, and exercised options to purchase 614,547 shares during 2007. As of December 31, 2007, options to purchase 153,637 shares remain outstanding under the non-plan grant, and will expire on June 9, 2008.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

April 28, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 19, 2008.

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2007 are available by visiting our investor relations website at http://investor.ebay.com/annuals.cfm.

You may also obtain such copies free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.

2008 Equity Incentive Award Plan
Initial Stockholder Approval on June   , 2008

ARTICLE 1.

PURPOSE

The purpose of the eBay Inc. 2008 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of eBay Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants (each as defined below) to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if the Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, to the extent required, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 13.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock Unit” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, or if Participant is otherwise ineligible to participate in the Company’s long-term disability insurance program or resides outside the United States and no such program exists, means that the Participant is unable to perform his or her duties with the Company or its Subsidiary by reason of a medically determinable physical or mental impairment, as determined by a physician acceptable to the Company, which is permanent in character or which is expected to last for a continuous period of more than six (6) months.

2.12 “Dividend Equivalent” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.14 “Effective Date” shall have the meaning set forth in Section 14.1.

2.15 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.16 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.17 “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes), or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value of a share of Stock as established by the Committee acting in good faith.

2.20 “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value existing at the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who is not an Employee.

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 8.7, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.7.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization), net income (either before or after taxes), earnings per share, earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”), multiples of price to earnings, multiples of price/earnings to growth, return on net assets, return on gross assets, return on equity, return on invested capital, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Stock price appreciation, total stockholder returns, employee productivity, customer satisfaction metrics, any of which may be measured with respect to the Company, or any Subsidiary, affiliate or other business unit of the Company, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group.

(b) The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this eBay Inc. 2008 Equity Incentive Award Plan, as it may be amended from time to time.

2.35 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.37 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.40 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.41 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of a benefit or compensation, granted pursuant to Section 8.4.

2.42 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.43 “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

2.44 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary.

(b) As to a Non-Employee Director or Independent Director, the time when a Participant who is a Non-Employee Director or Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding: (i) a termination where there is simultaneous employment by the Company (or a Subsidiary) of such person and (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with such person.

(c) As to an Employee, the time when the Participant has ceased to actively be employed by or to provide services to the Company or any Subsidiary for any reason, without limitation, including resignation, discharge, death, disability or retirement; but excluding: (i) a termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (iii) a termination where a Participant simultaneously becomes an Independent Director.

(d) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, without limitation, questions relating to the nature and type of Termination of Service, and all questions of whether particular leaves of absence constitute Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant shall be deemed to have a Termination of Service in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 35,000,000 shares of Stock.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without delivery of shares to the Participant, then any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation (including any shifting of employer tax liability to the Participant) pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award (including, without limitation, any Performance Bonus Award) shall be $3,000,000.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, and in its sole discretion, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.2 Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General.  The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price.  The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Evidence of Grant.  All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options.  Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration.  Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition.  The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights.  The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Substitute Awards.  Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.

(a) The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.2 Issuance and Restrictions.  All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions on transferability and other restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.3 Repurchase or Forfeiture of Restricted Stock.  If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration.

If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the Award Agreement The Committee in its discretion may provide that in the event of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

6.4 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse

6.5 Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 7.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(b) payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement and subject to any tax withholding requirements.

(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards.  Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units.  Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.

8.4 Stock Payments.  Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock Units.  Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock Units in the manner determined from time to time by the Committee. The number of shares of Deferred Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock Unit award will not be issued until the Deferred Stock Unit award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Deferred Stock Unit Award has vested and the Stock underlying the Deferred Stock Unit Award has been issued.

8.6 Restricted Stock Units.  The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall, subject to

Section 10.6(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Performance Bonus Awards.  Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.8 Term.  Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units shall be set by the Committee in its discretion.

8.9 Exercise or Purchase Price.  The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock Units, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise upon Termination of Service.  An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock Units, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.11 Form of Payment.  Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.12 Award Agreement.  All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose.  The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified

Performance Goals and any other performance or incentive Awards that vest or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

9.4 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.5 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.6 Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan and the applicable Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Payment.  The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4 Limits on Transfer.

(a) Except as otherwise provided in Section 10.4(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 10.4(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.4(b), “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

10.5 Beneficiaries.  Notwithstanding Section 10.4 and unless otherwise provided in the applicable Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.6 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.7 Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.8 Prohibition on Repricing.  Subject to Section 12.1, the Committee shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 12.1, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 12.1, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.9 Full Value Award Vesting Limitations.  Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

ARTICLE 11.

INDEPENDENT DIRECTOR AWARDS

11.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion

ARTICLE 12.

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock Units and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

(iii) To the extent that such equitable adjustments result in tax consequences to the Participant, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payments by the Company or its Subsidiaries.

(d) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Acceleration Upon a Change in Control.  Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Further, to the extent that there are tax consequences to the Participant as a result of the acceleration or lapsing of forfeiture restriction upon a Change in Control, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payment by the Company or its Subsidiaries.

12.3 No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13.

ADMINISTRATION

13.1 Committee.  Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Committee.  Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority.  To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 14.

EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date.  The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

14.2 Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination.  Subject to Section 16.15, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

15.2 Awards Previously Granted.  Except with respect to amendments made pursuant to Section 16.15, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16.

GENERAL PROVISIONS

16.1 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld and any employer tax liability shifted to a Participant with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6 Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any severance, resignation, termination, redundancy, end of service payments, long-term service awards, pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Effect of Plan upon Compensation Plans.  The adoption of the Plan shall not affect any compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

16.9 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.10 Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.11 Fractional Shares.  No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.12 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.13 Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver shares of Stock prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.14 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws of that State.

16.15 Section 409A.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of eBay Inc. on March 26, 2008.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of eBay Inc. on          , 2008.

Executed on this      day of          , 2008.

Corporate Secretary

2145 HAMILTON AVE. SAN JOSE, CA 95125	VOTE BY INTERNET - www.proxyvote.com
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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to eBay Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 18, 2008.

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eBay Inc.

Vote on Directors

The Board of Directors recommends a vote “FOR” all of the listed nominees.

1.	Election of four directors to hold office until our 2011 Annual Meeting of Stockholders.

	Nominees:	For	Against	Abstain

	1 a. Fred D. Anderson	☐	☐	☐

	1 b. Edward W. Barnholt	☐	☐	☐

	1 c. Scott D. Cook	☐	☐	☐

	1 d. John J. Donahoe	☐	☐	☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Vote On Proposals

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.		For	Against	Abstain

2.	Approval of our 2008 Equity Incentive Award Plan.	☐	☐	☐

3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2008.	☐	☐	☐

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted FOR all of the listed nominees and FOR Proposals 2 and 3.

Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2008
The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Thursday, June 19, 2008, at 8:00 a.m. Central time at the Hyatt Regency Chicago, Grand Ballroom E & F, 151 East Wacker Drive, Chicago, Illinois 60601 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.